Exhibit 4.3

AMENDMENT 2

TO

AMENDED AND RESTATED RIGHTS AGREEMENT

This Amendment 2 dated as of April 27, 2009 (this “Amendment”), between Selectica, Inc., (the “Company”) and Wells Fargo Bank, N.A., as Rights Agent (“Wells Fargo”), to the Amended and Restated Rights Agreement dated January 2, 2009, as amended, (the “Rights Agreement”) between the Company and Computershare Trust Company, N.A. (“Computershare”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Amended and Restated Rights Agreement.

W I T N E S S E T H:

WHEREAS, the Company and Computershare entered into the Rights Agreement on January 2, 2009;

WHEREAS the Company has removed Computershare as Rights Agent under the Rights Agreement by delivering written notice of such removal in accordance with Section 21 of the Rights Agreement, and the Company desires to appoint Wells Fargo as Rights Agent under the Rights Agreement; and

WHEREAS the Company, pursuant to Section 27 of the Rights Agreement, has determined to amend the Rights Agreement as set forth herein.

NOW THEREFORE, in consideration of the mutual promises and the mutual agreements set forth herein, the parties hereby agree as follows:

SECTION 1. Appointment of New Rights Agent.

Pursuant to and in accordance with Section 21 of the Rights Agreement, the Company hereby appoints Wells Fargo as Rights Agent under the Rights Agreement, and Wells Fargo hereby accepts such appointment. Without any further action, Wells Fargo shall be the Rights Agent under the Rights Agreement, and shall succeed to all of the covenants, agreements, obligations, rights and benefits of Computershare in its former capacity as Rights Agent under the Rights Agreement (as amended hereby).

SECTION 2. Section 2.

Section 2(a) of the Rights Agreement is herby amended by adding the following sentence:

“The Company will provide written notice to the Rights Agent of the appointment of a co-Rights Agent pursuant to Section 25.”

SECTION 3. Section 3.

Section 3(c) of the Rights Agreement is hereby amended by deleting the words “Computershare Investor Services, LLC” in the first sentence of the legend set forth therein and replacing such words with the words “Wells Fargo Bank, N.A.”

SECTION 4. Section 9.

Section 9(c) of the Rights Agreement is hereby amended by inserting the following sentence after the third sentence:

“The Company will provide written notice and a copy of any public announcement of a suspension of the Rights to the Rights Agent pursuant to Section 25.”

SECTION 5. Section 18.

Section 18 of the Rights Agreement is hereby amended by adding subsection (c) as follows:

(c) The Company agrees to indemnify the Rights Agent and hold it harmless against any claims relating to the acts or omissions of (i) a prior Rights Agent of the Company, or (ii) a Trustee or other representative of a Trust created pursuant to a Trust Agreement as set forth in Section 24 of the Amended and Restated Rights Agreement. The indemnity and hold harmless provisions of this Section 18 shall survive the termination of the Rights Agreement, and the resignation or removal of the Rights Agent.

SECTION 6. Section 20.

Section 20(g) of the Rights Agreement is hereby amended by deleting the first sentence and replacing it as follows:

“The Rights Agent is hereby authorized and directed to accept instructions with respect to the performance of its duties hereunder from any person reasonably believed by the Rights Agent to be an authorized officer of the Company, including without limitation the President or Secretary of the Company, or such officers designated as an authorized officer pursuant to a Certificate of the Secretary of the Company, and to apply to such officers for advice or instructions in connection with its duties, and it shall not be liable for any action taken or suffered by it in good faith in accordance with instructions of any such officer or for any delay in acting while waiting for those instructions.”

SECTION 7. Section 26.

Section 26 of the Rights Agreement is hereby amended by deleting the name and address of Computershare and replacing it with the following:

“Wells Fargo Bank, N.A.

Shareowner Services

161 North Concord Exchange

South St. Paul, Minnesota 55075

Attention: Selectica, Inc. Account Manager”

SECTION 8. Exhibit B.

Exhibit B of the Rights Agreement is hereby amended by deleting the words “Computershare Investor Services, LLC,” and inserting “Wells Fargo Bank, N.A.”

SECTION 9. Certain References.

(a) All references in the Rights Agreement (and in any exhibits thereto) to the “Rights Agent” shall be deemed to be references to Wells Fargo.

(b) All references in the Rights Agreement (and in any exhibits thereto) to the term “Rights Agreement” or to the terms “herein”, “hereof” or words of similar import shall in each case be deemed to be references to the Rights Agreement as amended hereby.

SECTION 10. Rights Agreement.

Except as expressly amended hereby, the Rights Agreement shall remain in full force and effect, and shall be otherwise unaffected hereby.

SECTION 11. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument.

SECTION 12. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state.

SECTION 13. Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

SECTION 14. Descriptive Headings. The captions herein are included for convenience of reference only, do not constitute a part of this Amendment and shall be ignored in the construction and interpretation hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

SELECTICA, INC.

By:
Name: Richard Heaps Title: Chief Financial Officer and General Counsel

WELLS FARGO BANK, N.A.

By:
Name: Title: